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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF AMENDMENT
                                     TO THE
              FIFTH AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                      COLLABORATIVE CLINICAL RESEARCH, INC.

   PURSUANT TO SECTION 1701.69 AND SECTION 1701.73 OF THE GENERAL CORPORATION
                            LAW OF THE STATE OF OHIO

     The undersigned, Dr. Jeffrey A. Green and Thomas F. McKee certify that they are the President and Secretary, respectively, of Collaborative Clinical Research, Inc., a corporation organized and existing under the laws of the State of Ohio (the "Company"), and do hereby certify as follows:

          1. The name of the Company is Collaborative Clinical Research, Inc.

          2. This Certificate of Amendment was unanimously approved by the Board of Directors of the Company and thereafter duly adopted by the stockholders thereof, in accordance with the provisions of Section 1701.69 of the General Corporation Law of the State of Ohio.

          3. Article I of the Fifth Amended and Restated Article of Incorporation of the Company is hereby amended to read in its entirety as follows:

          ARTICLE I: The name of the Corporation is DataTRAK International, Inc.

     IN WITNESS WHEREOF, Collaborative Clinical Research, Inc. has caused this Certificate of Amendment to be signed by Dr. Jeffrey A. Green, its President, and attested by Thomas F. McKee, its Secretary, this 14th day of April, 1999.

                              COLLABORATIVE CLINICAL RESEARCH, INC.

                              Dr. Jeffrey A. Green

ATTEST:
Thomas F. McKee